Exhibit 10.6

Collaboration Agreement

This Collaboration Agreement (“Agreement”) is effective as of December 15, 2003, by and between Massachusetts General Physicians Organization, Inc., through its Radiology Consulting Group (“RCG”), a Massachusetts nonprofit corporation with a principal location at 55 Fruit Street, Boston, Massachusetts 02114 and Source Atlantic, a Delaware corporation with a principal location at 55 Accord Park Drive, Rockland, Massachusetts 02370.

Goals

RCG and Source Atlantic want to mutually promote one another’s use in the healthcare service industry and establish a more collaborative relationship. Source Atlantic wishes to promote RCG and make available their skills and abilities available to its existing and prospective healthcare clients. Likewise, RCG wants to promote Source Atlantic and make their skills and abilities in strategic capital planning, procurement and logistics available to its existing and prospective healthcare clients.

Collaboration

To encourage the investment in one another’s success the following are principles that each firm will apply to the relationship:

1.	Source Atlantic and RCG have a “preferred” collaborative relationship. Source Atlantic can expect to draw on the clinical and management expertise of resources available through RCG. RCG will draw on the strategic capital planning, procurement and management expertise of Source Atlantic.

2.	Each firm will give the other firm the right of first refusal in engagements where the other firm’s expertise is part of a consulting team.

3.	Each firm will advertise the services of the other under their own consulting banner and supply the other firm with marketing descriptions and materials to promote the other firm’s success. Both firms will support one another’s marketing efforts where there is opportunity for the other firm.

(i)	RCG may give notice of the relationship between RCG and Source Atlantic to include announcement via press release and inclusion in marketing materials. RCG will submit materials to Source Atlantic for review. RCG shall not utilize the name of Source Atlantic in any promotional, marketing, or similar materials that have not been given prior approval by Source Atlantic.

(ii)	Source Atlantic may give notice of the relationship between RCG and Source Atlantic to include announcement via press release and inclusion in marketing materials. Source Atlantic will submit materials to RCG for review. Source Atlantic shall not utilize the name of RCG or the MGPO or the name of any of their affiliates (including but not limited to Massachusetts General Hospital and Partners HealthCare System) in any promotional, marketing, or similar materials that have not been given prior approval by RCG.

4.	In market sectors where Source Atlantic has introduced RCG, RCG will have an exclusive consulting relationship with Source Atlantic and will not engage with other consultants except by mutual agreement.

5.	As a corollary to item 4 and in overlapping markets, RCG and Source Atlantic will each inform the other on an ongoing basis of the market opportunities as they arise. At each instance both firms will define the consulting role of the other for each opportunity.

6.	Either Source Atlantic or RCG can continue to use consultants with which they have some pre-existing relationship except in markets introduced by the other firm.

7.	The term of this agreement will continue for an initial period of two (2) years and will be automatically extended for successive one (1) year periods unless and until either party gives the other written notice of termination at least ninety (90) days prior to the commencement of each such successive one (1) year period. Notwithstanding the foregoing, either party will be entitled to terminate this agreement, at any time and with or without cause, on thirty (30) days prior written notice.

8.	Subject to the terms of this Collaboration Agreement, Source Atlantic shall have exclusive ownership of all ideas, intellectual property, techniques, methodologies, procedures, skills, innovations or know-how (collectively “Materials”) developed or introduced by Source Atlantic in the course of or prior to performing services under this Agreement. RCG shall have exclusive ownership of all Materials developed or introduced by RCG in the course of or prior to performing projects under this Agreement. Each party may use the work product of the other party with prior written authorization.

9.	Without the prior written consent of the other party, RCG and Source Atlantic each agree to refrain from conducting employment discussions with, or hiring, directly or indirectly, the other party’s employees, agents, and subcontractors (“Personnel”) who have performed projects under this Agreement, until twelve (12) months after the date the Personnel was last involved in any activity related to this Agreement.

10.	If one of the parties (the “Initiating Party”) provides a qualified lead to the other party (the “Receiving Party”) that results in an executed agreement between the Receiving Party and a new client, and the Initiating Party is not a subcontractor on that project, the Initiating Party will be entitled to a ten (10) percent commission on all professional fees billed to the new client for a period of 12 months from the effective date of the executed agreement between the Receiving Party and the new client. The commission shall be due within forty-five (45) days of the date that the Receiving Party receives payment for professional fees to the new client. The Receiving Party shall send a copy to the Initiating Party of each invoice that the Receiving Party submits to the new client.

11.	This Agreement is not intended to create and shall not be construed as creating any relationship between the parties other than that of independent entities contracting for the purposes of effecting the provisions of this Agreement. Neither party and none of its representatives shall be construed to be the partner, associate, affiliate, joint venturer, agent, employer, employee or representative of the other. Neither party shall be liable for the acts of the other solely by virtue of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement, to be executed by their duly authorized representatives.

SOURCE ATLANTIC, INC.

By:	s/s	Date:

RADIOLOGY CONSULTING GROUP

By:	s/s	Date: